CUSIP No. 60877T 10 1                                          Page 1 of 5 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 2)[1]

                         Momenta Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                       Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   60877T 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2006
--------------------------------------------------------------------------------
             Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ] Rule 13d-1(b)
         [   ] Rule 13d-1(c)
         [ X ] Rule 13d-1(d)

---------------------------------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 60877T 10 1                                          Page 2 of 5 Pages

--------------------------------------------------------------------------------
1)   Name of Reporting Person             MVM International Life
     I.R.S. Identification                Sciences Fund No. 1, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                       United Kingdom
     of Organization
--------------------------------------------------------------------------------
Number of                      5)   Sole Voting         -0-
Shares Beneficially                 Power
Owned by Each
Reporting Person
With                           -------------------------------------------------
                               6)   Shared Voting       1,369,696 shares
                                    Power               of Common Stock
                               -------------------------------------------------
                               7)   Sole Disposi-       -0-
                                    tive Power
                               -------------------------------------------------
                               8)   Shared Dis-         1,369,696 shares
                                    positive Power      of Common Stock
                               -------------------------------------------------

9)   Aggregate Amount Beneficially                      1,369,696 shares
     Owned by Each Reporting person                     of Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                     3.8%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting Person                           PN


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CUSIP No. 60877T 10 1                                          Page 3 of 5 Pages

--------------------------------------------------------------------------------
1)   Name of Reporting Person             MVM Life Science
     I.R.S. Identification                Partners L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
--------------------------------------------------------------------------------
3)   SEC Use Only
--------------------------------------------------------------------------------
4)   Citizenship or Place                       United Kingdom
     of Organization
--------------------------------------------------------------------------------
Number of                      5)   Sole Voting         -0-
Shares Beneficially                 Power
Owned by Each
Reporting Person
With                           -------------------------------------------------
                               6)   Shared Voting       7,880 shares
                                    Power               of Common Stock
                               -------------------------------------------------
                               7)   Sole Disposi-       -0-
                                    tive Power
                               -------------------------------------------------
                               8)   Shared Dis-         7,880 shares
                                    positive Power      of Common Stock
                               -------------------------------------------------

9)   Aggregate Amount Beneficially                      7,880 shares
     Owned by Each Reporting person                     of Common Stock

--------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                     less than 0.1%
     Amount in Row (9)
--------------------------------------------------------------------------------
12)  Type of Reporting Person                           00

CUSIP No. 60877T 10 1                                          Page 4 of 5 Pages


                AMENDMENT NO. 2 TO SCHEDULE 13G (FINAL AMENDMENT)

     Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on January 27, 2005 and Amendment No. 1 thereto filed on January 26, 2006 (as so amended, the "Schedule 13G".) Terms defined in the Schedule 13G are used herein as so defined.

     The following Items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4 -      Ownership.

              (a)  Amount Beneficially Owned:

              MVM Fund No. 1:  1,369,696 shares of Common Stock
              MVM :  7,880 shares of Common Stock

              (b)  Percent of Class:

              MVM Fund No. 1:  3.8%
              MVM:  less than 0.1%

              (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:  -0-

              (ii)  shared power to vote or to direct the vote:

              MVM Fund No. 1:  1,369,696 shares of Common Stock
              MVM:  7,880 shares of Common Stock

              (iii) sole power to dispose or to direct the disposition of:  -0-


              (iv)  shared power to dispose or to direct the disposition of:

              MVM Fund No. 1:  1,369,696 shares of Common Stock
              MVM:  7,880 shares of Common Stock

Item 5 -      Ownership Of Five Percent Or Less Of A Class

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following: [X]

CUSIP No. 60877T 10 1                                          Page 5 of 5 Pages


Signature:

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                                                MVM INTERNATIONAL LIFE
                                                SCIENCES FUND NO. 1, L.P.


                                                By  /s/  Hugo Harrod
                                                  ------------------------
                                                     Finance Manager


                                                MVM LIFE SCIENCE PARTNERS LLP


                                                By  /s/  Hugo Harrod
                                                  ------------------------
                                                     Member




Date:  January 25, 2007